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                                       GUARANTY


         FOR VALUE RECEIVED, United Auto Group, Inc., a Delaware corporation ("UAG"), hereby guarantees collection by Steve Landers and John Landers, individuals residing in Arkansas (the "Landers"), of the payment obligations of Landers Auto Sales, Inc., an Arkansas corporation (the "Company") under the Steve Landers Employment Agreement, the John Landers Employment Agreement and the Leases (as such terms are defined in the Amended and Restated Stock Purchase Agreement, dated as of July 1, 1995, among UAG, the Landers, Bob Landers and the Company). UAG shall, however, have any and all rights of defense, set-off and counterclaim which are available to the Company.

         This guaranty is conditional in that it is a guaranty of collection only and not a guaranty of payment. Accordingly, UAG shall not be obligated to make any payment hereunder, and the Landers shall not have recourse against UAG, until all attempts to collect from the Company have failed.

         This guaranty shall be governed by, and the rights and obligations hereunder shall be determined in accordance with, the laws of the State of Arkansas.

         IN WITNESS WHEREOF, UAG has caused this guaranty to be duly executed by its duly authorized officer as of this 1st day of August, 1995.

                             UNITED AUTO GROUP, INC.



                             By: /s/Carl Spielvogel
                                 ------------------------------
                                 Name:  Carl Spielvogel
                                 Title: Chairman and
                                        Chief Executive Officer






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